Exhibit 10.1

SECOND AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT

by and between

E. I. DU PONT DE NEMOURS AND COMPANY, et al.

and

THE CHEMOURS COMPANY, et al.

Dated as of January 1, 2015

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		1

1.01.	Certain Definitions	1

ARTICLE 2. SERVICES PROVIDED		8

2.01.	Transitional Services	8
2.02.	Personnel, Resources and Third Parties	10
2.03.	Term of Service	10
2.04.	Migration from Services	11
2.05.	Third Party Consents	12
2.06.	Limitations and Exclusions	12
2.07.	Recipient Obligations	13

ARTICLE 3. COMPENSATION		14

3.01.	Consideration	14
3.02.	Taxes	15
3.03.	Invoices	15
3.04.	Reimbursement of Expenses	15
3.05.	Payment	15
3.06.	No Offset	17

ARTICLE 4. CONFIDENTIALITY		17

4.01.	Obligations	17
4.02.	Disclosure	17
4.03.	Rights Limited to Agreement	18
4.04.	Separate Agreements	18

ARTICLE 5. TERMINATION		18

5.01.	Default	18
5.02.	Insolvency Event	18
5.03.	Change of Control	19
5.04.	Voluntary Termination of SLA	19
5.05.	Interdependent Services	19
5.06.	Public Utility Status	20
5.07.	Effect of Termination	20
5.08.	Survival of Payment Obligations	20
5.09.	Settlement of Accounts	20

ARTICLE 6. LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES		21

6.01.	Limitation of Liability	21

i

6.02.	Limited Liability Exclusions	21
6.03.	Additional Provisions	22
6.04.	Disclaimer of Warranties	23

ARTICLE 7. INDEMNIFICATION		23

7.01.	Third Party Indemnification	23
7.02.	Procedure	24

ARTICLE 8. GOVERNANCE		24

ARTICLE 9. INFORMATION ASSETS		25

9.01.	Intellectual Property Ownership	25
9.02.	General Knowledge	27

ARTICLE 10. EQUIPMENT		27

ARTICLE 11. FORCE MAJEURE		28

11.01.	Excused Performance	28
11.02.	Notification	28
11.03.	Obligations of Excused Party	28
11.04.	No Liability	29
11.05.	Substitute Services	29

ARTICLE 12. MISCELLANEOUS		29

12.01.	Amendments and Modifications	29
12.02.	Assignments; Successors and No Third Party Rights	29
12.03.	Entire Agreement	30
12.04.	Notices	30
12.05.	Expenses	30
12.06.	Dispute Resolution; Governing Law; Jurisdiction	31
12.07.	No Implied Waiver; No Jury Trial	32
12.08.	Severability	32
12.09.	Section Headings; Construction	33
12.10.	Counterparts	33
12.11.	Relationship of the Parties	33
12.12.	Conflict	33
12.13.	Survival of Certain Provisions	34
12.14.	No Public Utility	34
12.15.	Supply of Services	34
12.16.	Compliance with Law	34
12.17.	Name Changes	34

ii

EXHIBITS

Exhibit A	Transitional Services
Exhibit B	Recipient Group Legal Entities

iii

SECOND AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT

This SECOND AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT (“Agreement”) is entered into as of January 1, 2015 (to be effective as of the Effective Time), by and between E. I. du Pont de Nemours and Company, a Delaware corporation (“DuPont” or “Provider”) and other undersigned members of the Provider Group, and The Chemours Company, a Delaware Corporation (as Successor to The Chemours Company, LLC) (“Chemours” or “Recipient” and other undersigned members of the Recipient Group, and amends, restates and supersedes in its entirety that certain First Amended and Restated Transition Services Agreement between the Parties dated January 1, 2015. Chemours, DuPont (each a “Lead Party” and together, the “Lead Parties”) along with the other undersigned members of the Provider and Recipient Groups are at times referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, the Lead Parties and certain of their Affiliates will enter into that certain Separation Agreement dated June 26, 2015 (the “Separation Agreement”); and

WHEREAS, in contemplation of the Separation Agreement, the Parties have agreed to enter into this Agreement, pursuant to which DuPont shall provide, or cause Provider Group members to provide Chemours, and the Persons within Recipient Group, with certain identified services, in each case on a transitional basis and subject to the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.01. Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Article 1:

“Action” – means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” – means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.

“Agreement” – means this Second Amended and Restated Transition Services Agreement, and includes all Exhibits, Schedules and SLAs hereto, as amended, modified or supplemented from time to time in accordance with its terms.

“Assets” – means all rights (including Intellectual Property), title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes (including any Tax items or attributes) shall not be treated as Assets.

“Business Day” – means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banks located in the State of Delaware are authorized or required by Law to be closed for business.

“Change” – means each change to the nature, the manner of performing, or level of a Service or any additional service.

“Change of Control” – means, with respect to any Person (the “CoC Person”), any transaction or series of transactions (whether direct or indirect) resulting in (i) the sale of all or substantially all of the assets of such CoC Person, (ii) an acquisition of such CoC Person by means of merger or other form of corporate reorganization in which the outstanding securities of such CoC Person are exchanged for securities or other consideration issued, or caused to be issued, by the acquirer or the acquirer’s subsidiary or Affiliate (other than a merger or consolidation which would result in the voting securities of such CoC Person outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of such CoC Person or such surviving entity outstanding immediately after such merger or consolidation); or (iii) a Person (together with any Affiliates of such Person or Persons otherwise associated with such Person) or a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), (A) becoming at any time following the execution of this Agreement the beneficial owner (as defined under Rule 13d of the 1934 Act), directly or indirectly, of shares of stock or other equity interests of the CoC Person entitling such Person to exercise fifty percent (50%) or more of the total voting power of all classes of stock or other equity interests of the CoC Person entitled to vote in elections of directors or equivalent governing body or (B) otherwise acquiring the right, directly or indirectly, to direct or cause the direction of the management or policies of the CoC Person, whether through the ownership of securities, by contract or otherwise.

“Change Request” – means a written description of a proposed Change.

“Chemours” – is defined in the preamble.

“Claim” – means any action, claim, demand, suit, arbitration or other Action.

“Confidential Information” – means all proprietary technical, economic, environmental, operational, financial and/or other business information or material of one party which, following the Effective Time in the course of providing or receiving services hereunder, has been disclosed by DuPont or members of Provider Group, on the one hand, or Chemours or members of Recipient Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, except to the extent that such information can be shown to have (a) already known at the time of its receipt by the receiving party, as shown by its prior written records, (b) properly in the public domain through no fault of the receiving party, (c) disclosed to the receiving party by a third party who may lawfully do so, or (d) independently developed by or for the receiving party without use of the disclosing party’s Confidential Information.

“Consent Costs” – means all costs paid or coming due after the Effective Time associated with securing consents from third party vendors that to Provider’s knowledge are required to provide the Services to the Recipient Parties.

“Contract” – means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

“CPR” – means the International Institute for Conflict Prevention & Resolution, Inc., or its successor organization.

“Damages” – means any Liabilities and/or judgments (including reasonable legal, accounting and other expenses and court costs).

“Defaulting Party” – is defined in Section 5.01 (Default).

“Disclosing Party” – means, for purposes of a request or requirement to disclose Confidential Information, the Party who is subject to such a request.

“DISO” – means DuPont Information Security Organization.

“DuPont” – is defined in the preamble.

“Effective Time” – means 12:01 a.m. Eastern standard time on January 1, 2015 for purposes of this Agreement.

“Equipment” – means capital or similar equipment that is required to perform certain Services (e.g., office equipment, lab equipment, specialty equipment, machinery, copiers, forklifts, furnishings and vehicles, which are not purchased or acquired on behalf of a Recipient Party).

“Expenses” – means any necessary expenditures made on behalf of a Recipient Party pursuant to any applicable SLA, including without limitation travel expenses of Provider Party personnel and expenditures invoiced by third party vendors in connection with the Services that are similar to expenditures directly billed to the Chemours Business (as will be defined in the Separation Agreement) prior to the Effective Time.

“Force Majeure” – means, for any Party, any circumstance(s) beyond the reasonable control of that Party which has the effect of delaying, hindering or preventing (in whole or in part) performance, including acts of God, fire, accident, flood, explosion, war, civil disturbance, acts of terrorism, hurricanes, tornadoes, riots, action or inaction by, or request of, any Governmental Entity (including any Law), strike, collective bargaining obligations, labor dispute or shortage, injunction, failure to supply or delay on the part of contractors, errors in services supplied by contractors, inability to obtain or shortage of fuel, utilities, equipment or apparatus. A Force Majeure event affecting a third party supplier of any Service and any failure by such a supplier to supply (in whole or in part) any Service for any other reason shall constitute Force Majeure hereunder if, and to the extent that, such event or failure prevents, hinders or delays any Provider Party in the performance of its obligations hereunder.

“General Knowledge” – means any ideas, concepts, know-how or techniques related to the deliverables herein that are retained in the unaided memories of any Party’s employees who have had access to information consistent with terms of this Agreement. For purposes of the foregoing, an employee’s memory is unaided if the employee has not intentionally memorized the information for the purpose of retaining and subsequently using or disclosing it.

“Governmental Entity” – means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Group” – means either Provider Group or Recipient Group, as the context requires.

“Indemnified Person” – means the Lead Party who is the beneficiary of the other Lead Party’s indemnification obligations contained in Article 7, which in the case of DuPont includes Persons in the Provider Group, and in the case of Recipient includes Persons in the Recipient Group.

“Indemnifying Person” – means the Lead Party with the indemnification obligations to the other Party pursuant to Article 7.

“Intellectual Property” – means (a) issued patents, pending patent applications and patent disclosures, whether or not reduced to practice, including any re-issuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions and re-examinations thereof, (b) registered and unregistered trademarks, service marks, trade dress, trade names, domain names, uniform resource locators (URLs), and websites, logos and corporate names and intellectual property registrations and applications for registrations therefor, (c) registered and unregistered copyrights and mask works, (d) technical, manufacturing, development, production, marketing and scientific know-how, technology, information and data (including, but not limited to, diagrams, charts, formulas and analytical methods), (e) trade secrets and other confidential information, (f) information technology rights, and (g) any other similar or other intellectual property rights, whether tangible or intangible, and whether protected or not, but in all events, excluding any IT Assets.

“Interdependent Service” – means, with respect to a Service under this Agreement, the Reverse TSA or the IT-TSA that is being terminated, a Service that cannot be provided or cannot be provided at the same cost upon termination of such other Service, and with respect to a Service under this Agreement, the Reverse TSA or the IT-TSA that is being extended a Service that must be extended in connection with the extension of such other Service.

“IT Assets” – means all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference and resource materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

“IT TSA” – means that certain Information Technology Transition Services Agreement among the Parties effective as of the Effective Time, as amended, modified or supplemented from time to time in accordance with its terms.

“Law” – means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

“Lead Party” and “Lead Parties” – are defined in the preamble.

“Liabilities” – means any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities.

“Migration Plan” – means a written migration plan to wind down the Recipient Parties’ receipt of the Services and develop their internal service capabilities or employ third party providers so as to render receipt of the Services from Provider Parties no longer necessary.

“Non-Defaulting Party” – is defined in Section 5.01 (Default).

“Non-Disclosing Party” – means, for purposes of a request or requirement to disclose Confidential Information, the Party who is not subject to such a request.

“Party” and “Parties” are defined in the preamble.

“Person” – means any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“Primary Coordinator” – means the representative who acts as the primary contact person on behalf of the Provider Group or the Recipient Group for the provision of all Services.

“Provider” – is defined in the preamble.

“Provider Group” – means Provider and all Affiliates of Provider other than the Recipient Group.

“Provider Intellectual Property” – means all Intellectual Property in the Services and all software, source and object code, and other means created or acquired and employed by Provider Parties to provide the Services, specifications, designs, processes, techniques, concepts, improvements, discoveries, and inventions, including any modifications, improvements, or derivative works thereof, created prior to or independently during the Term or any extension thereof.

“Provider Parties” – means the undersigned members of the Provider Group, each of which may be referred to individually as a “Provider Party.”

“Public Utility Event” – means either (a) a determination that any Provider Party is a public utility or (b) a determination by any Provider Party in good faith based on the advice of counsel that there is a material risk of it being deemed a public utility.

“Recipient” – is defined in the preamble.

“Recipient Content” – means all Intellectual Property in and to data or Confidential Information of Recipient or Recipient Group members, created or provided by Recipient or Recipient Group members.

“Recipient Group” – means all the specific Persons listed in Exhibit B hereto.

“Recipient Parties” – means the undersigned members of the Recipient Group, each of which shall be referred to individually as a “Recipient Party.”

“Required Notice Period” –means the applicable notice period for Recipient’s termination of a Service as set forth in the relevant SLA for such Service opposite the heading “Required Notice Period for Early Termination,” or three (3) months if not otherwise specified in the SLA.

“Residual Costs” – mean all internal and third party costs, fees and expenses of the Provider Parties (1) that arise as a direct result of the early termination of an SLA, or (2) that constitute part of the Service Fees of an SLA but that the Provider Parties cannot reasonably eliminate as a result of the early termination of an SLA, both as reasonably determined by Provider.

“Reverse TSA” – means that certain Reverse Transition Services Agreement among the Parties effective as of the Effective Time, as amended, modified or supplemented from time to time in accordance with its terms.

“Separation Agreement” – is defined in the preamble.

“Service” – means those services covered by and described in more detail in the SLAs. Unless otherwise expressly stated in an SLA, each SLA shall be deemed to describe one (1) Service hereunder.

“Service Fees” – means the sum of the amounts specified in each SLA in effect during the relevant period.

“Service Recipient” – means, with respect to a Service, each member of Recipient Group identified in the applicable SLA.

“Service Term” – means the term for each SLA, including any Service Term Extension validly granted pursuant to Section 2.03(c).

“Service Term Extension” – means an extension of a Service Term in accordance with the provisions of Section 2.03 (Term of Service).

“SLA” – means each individual Service Level Agreement listed and attached to this Agreement as Exhibit A (Transitional Services), which is made part of this Agreement, or which may be entered into by the Parties from time to time after the Effective Time.

“Specification” – means the specifications or scope of the Service stated in the relevant section of the applicable SLAs, as those Specifications may be amended from time to time by DuPont on not less than one (1) month prior written notice.

“Spin Date” – means the date on which Recipient ceases to be an Affiliate of Provider.

“Taxes” – means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Tax Matters Agreement” – means the Tax Matters Agreement by and between DuPont and Chemours.

“Term of this Agreement” – means the earlier of: (a) termination or expiration of all SLAs, or (b) termination of this Agreement as provided herein.

“Third-Party Claim” – means an Action brought by a third-party against an Indemnified Person.

“Transitional Services Employees” – means either former employees of a Provider Party who become employed by a Recipient Party, or other employees of the Recipient Parties performing similar functions as such former employees of the Provider Parties.

“Willful Breach” – means a deliberate, volitional, non-coerced and non-accidental act or omission by a Party in breach of its obligations hereunder to provide or accept a Service in accordance with the terms of this Agreement (the “Breaching Party”), where such breach continues for a reasonable period of time not less than ten (10) days after another Party (the “Non-Breaching Party”) has served written notice on the Breaching Party and the Breaching Party has failed to cure.

ARTICLE 2.

SERVICES PROVIDED

2.01. Transitional Services.

(a) Services Provided. Upon the terms and subject to the conditions set forth in this Agreement, the Provider Parties will provide (either themselves or through Provider Group members or third party agents or contractors) the Services to the Recipient Parties. In no event shall any Recipient Group member be entitled to any new service without the prior written consent of Provider, which consent may be withheld by Provider for any or no reason in its sole and absolute discretion. In the event that Provider consents to provide a new service, the Lead Parties and any of their Affiliates who will be providing or receiving such service will agree upon a new SLA, which will include the Service Term, Service Fees and other information regarding the nature and scope of such new service, and shall thereafter be deemed a “Service” in accordance with Section 2.01 of this Agreement.

(b) Standard of Care. Subject to the provisions of Article 11 (Force Majeure), the Provider Parties shall perform the Services exercising substantially the same degree of care they exercise in performing the same or similar services for their own account. Nothing in this Agreement shall require a Provider Party to favor the business of a Recipient Party over the Provider Party’s own businesses or those of any other Provider Group members, including any of its subsidiaries or divisions. Nothing in this Agreement shall impose a standard of care equal to or higher than that which may be applicable to commercial providers of a similar service.

(c) Service Levels. Subject to the SLAs, Section 2.01(e) (Changes) and Section 2.01(f) (Modifications or Upgrades), a Recipient Party’s level of use of any Service shall not be higher than or expanded from the level of use reasonably required to support the Assets as of the Effective Time. Such limitation of use shall take into account the monthly and seasonal changes in the level of use of a Service during the eighteen (18) month period immediately preceding the Effective Time. Provider Parties shall not be obligated to provide Recipient Parties with special studies, training, or the like, or the advantage of systems, equipment, facilities, training or improvements procured, obtained or made after the Effective Time. In no event shall a Recipient Party be entitled to any increase in the level of its use of any of the Services without the prior written consent of Provider, which consent may be withheld by Provider for any or no reason in its sole and absolute discretion. A Recipient Party may decrease the level of its use of any of the Services, provided however that Recipient must provide at least three (3) months prior written notice to Provider for any decrease in the level of Services that would reasonably be expected to result in reduction of force, require termination of any third party agreements, or may require changes to Provider’s IT systems operations (e.g. Related to Recipient’s IT migration efforts), and provided further that such Recipient Party shall not be entitled to any reduction, decrease or discount of the Service Fees in connection with such decrease in its level of use of any of the Services absent Provider’s express written consent, which consent may be withheld by Provider for any or no reason at its sole and absolute discretion. Notwithstanding the foregoing, upon receipt of a proper reduction of Service notice as required by this Section, Provider may in its sole and absolute discretion reduce the Service Fees for such reduced Services solely to the extent that Provider determines, in its sole and absolute discretion, that costs to Provider associated with providing the Services have reduced due directly to such reduction of Services by Recipient. Any such reduced Service Fees shall take effect following the last day of the month that is three months following the receipt of such reduction of Services notice or following the last day of the month in which Provider realizes such reduction of internal costs, whichever is later.

(d) Specification. Subject to Section 2.01(c) (Service Levels) and Section 2.01(e) (Changes), the Provider Parties shall provide each Service indicated in each SLA to the Recipient Parties according to the Specifications and subject to the limitations set forth in the SLA (including limitations relating to scope, scale and description). The Recipient Parties shall not be entitled to receive any Service different from those set forth in the respective SLAs.

(e) Changes. No Recipient Party shall be entitled to any Change without the prior written consent of Provider, which consent may be withheld by Provider for any or no reason in its sole and absolute discretion. In the event that a Recipient Party desires a Change, Recipient will deliver a Change Request to the Provider’s Primary Coordinator. The timing for Provider’s approval or rejection of such Change Requests shall be determined in Provider’s sole and absolute discretion. If a Change Request is approved, the applicable Recipient Party shall be responsible for all costs and Expenses associated with such approved Change.

(f) Modifications or Upgrades. Provider reserves the right to modify or upgrade the nature of or manner of performing a Service as changes are made to Provider’s own businesses or are otherwise made with respect to Provider’s agreements with third parties or contractors. Provider agrees to provide notification to Recipient of such changes within a commercially reasonable time, provided that such notification shall not be provided any earlier than similar notification is presented to Provider’s own businesses. To the extent that such changes affect a Service: (1) Provider shall have no obligation to continue to supply such Service using its former technology or to maintain any legacy system as an accommodation to any Recipient Party, and (2) no Recipient Party shall have any obligation to continue to receive such Service upon the implementation of such changes, provided that Recipient notifies Provider in writing of its election to discontinue such Service within one (1) month of Provider’s notification of such changes. To the extent Recipient wishes to continue to receive such Service, Recipient shall be obligated, at Recipient’s sole expense and without any assistance from any Provider Party relating thereto, to conform its systems as necessary to Provider’s changes; provided that Provider shall determine in its sole and absolute discretion whether Recipient has completed the necessary changes to conform Recipient’s systems.

(g) Recipient’s Use of Services. Subject to Section 12.02 (Assignments; Successors and No Third Party Rights), to any limitations in the SLAs as to which entities are authorized to receive Services, each Person in the Recipient Group is eligible to receive the Services under this Agreement, solely to the extent relating exclusively to the Assets.

No Person in the Recipient Group is entitled to resell or supply any Service to any Affiliate or unaffiliated third party outside of the Recipient Group, without the prior written consent of Provider, which consent may be withheld by Provider for any or no reason in its sole and absolute discretion. The Parties acknowledge and agree that any Services to be provided under this Agreement will only be provided to support the Assets, such that the only Persons eligible to be included in the Recipient Group to receive Services are those entities receiving the Assets, and Provider is not undertaking a general obligation to provide Services to any newly-created entities of Recipient not directly receiving the Assets.

2.02. Personnel, Resources and Third Parties.

(a) Personnel and Third Parties. In providing the Services, Provider, as it deems necessary or appropriate in its sole discretion, may (1) use the personnel and resources of Provider or Provider Group members, or (2) employ the services and resources of third parties. Provider reserves the right to provide any or all of the Services directly or, in Provider’s sole discretion, through any Provider Group member, third party agents or contractors. To the extent Services are provided by a Provider Group member, the corresponding fees and costs may be invoiced by such Provider Group member directly to Recipient or to any member of the Recipient Group, and Recipient or Recipient Group member, as applicable, shall pay such invoice directly to such Provider Group member. Provider shall be permitted to change third party agents or contractors used to provide Services to any Recipient Party, at any time in its sole and absolute discretion.

(b) Transitional Services Employees. The Recipient Parties agree to use commercially reasonable efforts to cooperate with Provider by making available Transitional Services Employees as Provider shall reasonably request in connection with the provision of the Services. For such time as any Transitional Services Employees are performing any functions relating to the Services, (1) such Transitional Services Employees shall remain employees of Recipient or Recipient Group members and shall not be deemed to be employees of Provider or Provider Group member, and (2) the applicable Recipient Party shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits (including severance and worker’s compensation), social security contributions and the withholding and payment of applicable Taxes relating to such employment.

(c) New, Additional or Replacement Equipment. Provider shall not be obligated to acquire, upgrade, or provide new or additional equipment to perform Services for Recipient Parties under this Agreement.

2.03. Term of Service.

(a) This Agreement shall become effective at the Effective Time and shall remain in effect until the Term of this Agreement.

(b) The Service Term for each respective entity in the Recipient Group shall commence at the Go Live Date for such entity as reflected on Exhibit B hereto and shall terminate upon the earlier of the: (1) date or at the time specified in the SLA; (2) end of the time period during which Provider is authorized to provide the Service pursuant to its contracts with third parties or applicable Law, (3) termination by either Lead Party as provided herein, or (4) Term of this Agreement.

(c) Recipient may request that Provider consent to a Service Term Extension by giving Provider at least three (3) months’ advance written notice prior to the end of the applicable Service Term; provided, however, that Provider may withhold its consent for any or no reason in its sole and absolute discretion. Any Service Term Extension (1) shall be in an increment of three (3) months, (2) shall be irrevocable by Recipient upon Provider’s receipt of such request, and (3) shall include, at Provider’s discretion, the extension of all Interdependent Services. Provider shall not be required to seek consent from any third party for any Service Term Extension. For the avoidance of doubt, Provider may refuse consent to a Service Term Extension on the basis that such extension would, in Provider’s judgment, violate the rights of any third party.

2.04. Migration from Services.

(a) Migration Plan. Each Party acknowledges that the purpose of this Agreement is to provide the Services on a transitional basis, until the Recipient Parties can perform the Services for themselves, either through their own personnel or through third parties. Accordingly, at all times from and after the Effective Time, the Recipient Parties shall use best efforts to make or obtain approvals, permits or licenses, implement any necessary systems, and take, or cause to be taken, any and all other actions necessary or advisable so as to render receipt of the Services from Provider no longer necessary. Recipient agrees that within three (3) months of the Spin Date; it shall provide to Provider a written Migration Plan. The Migration Plan shall include, among other things, the following with respect to the Services: (1) phases of implementation, (2) milestones, (3) expected Provider Party involvement, (4) service interdependency issues, (5) requested formats for Recipient’s current transactional data to be transferred by Provider, and (6) contingencies. The costs and fees of the Provider Parties to facilitate Recipient’s migration are not included in the Service Fees, and Recipient shall be responsible for all additional costs of both the Provider Parties and the Recipient Parties associated with the Migration Plan, and shall reimburse Provider therefor in accordance with Sections 3.03 and 3.05. The respective Primary Coordinators and appropriate functional resources shall meet to discuss implementation of the Migration Plan and expected Provider Party involvement.

(b) Provider’s Transition and Migration Obligations. Subject to the exclusions in Section 2.04(c) and unless otherwise agreed in writing between the Parties or as specifically set forth in any SLA, the Provider Party’s duties related to migration by Recipient from Services are limited to the following: (1) disclosure of the overall scope and nature of the Services provided, and (2) providing a single transfer of files of Recipient current transactional data (i.e. data created post-Effective Time) relating to the Services that have been retained by the Provider Parties in connection with the provision of Services, in accordance with Provider’s records retention policies, and to the extent then available, in the format and media in which the applicable Provider Party then maintains such data.

(c) Provider’s Excluded Transition and Migration Obligations. In the absence of an agreement in writing between the Lead Parties (including provisions relating to further compensation therefor from Recipient), the Provider Parties shall have no obligation to:

(1) load data to the Recipient Parties’ systems, (2) co-develop conversion programs, (3) write Recipient Party extraction programs, (4) generate multiple data file formats, (5) provide or develop interfaces, (6) participate in testing prototypes or pilots, (7) provide data that pre-dates the Effective Time, (8) provide consultation services, or (9) provide information concerning the Provider Parties’ systems (including computer systems), operations, environments, policies, procedures or methods used to provide the Services, configuration of applications or connectivity between applications and system architecture.

2.05. Third Party Consents.

(a) Obligation to Obtain Consents. Provider shall use commercially reasonable efforts to obtain all consents from third party vendors that to Provider’s knowledge are required to provide the Services to the Recipient Parties; provided, however, that the Recipient Parties shall be solely responsible for Consent Costs. Notwithstanding the foregoing, Provider shall have no obligation to obtain the consent of any third party, or pay any fee or expense relating thereto, in connection with Recipient’s Migration Plan or the migration of any Service.

(b) Non-Consenting Third Parties. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any SLA, the Provider Parties shall not be required to provide a Service to the extent that Provider does not obtain the consent of a third party required to provide the Service, or where providing such Service would, in Provider’s reasonable judgment, violate the rights of any third party.

2.06. Limitations and Exclusions.

(a) Third Party Waiver. Recipient expressly waives any and all rights that it or Recipient Group members may have to bring any suit or Claim against Provider Group members (other than Provider), Affiliates, third party agents or contractors relating to or arising out of this Agreement.

(b) Disclosure of Information. The Provider Parties have no obligation to provide any information to the Recipient Parties relating to systems or operations, including computer systems, of Provider, Provider Group members or its third party agents or contractors, except to the extent that Provider determines in its sole and absolute discretion that disclosure of such information is necessary to provide the Services hereunder.

(c) Compliance with Law. The Provider Parties shall not be required to perform any of their obligations under this Agreement to the extent such Provider Party reasonably believes that performing such obligation would violate any Law. The Lead Parties and any of their Affiliates providing or receiving the affected Service shall cooperate in good faith to implement changes and/or modifications to any manner or method of Service, which in a Provider Party’s sole and absolute discretion, are reasonably necessary to ensure that such Service is performed in strict accordance with applicable Law. The Recipient Party receiving such Service shall promptly implement any such changes and/or modifications at such Recipient Party’s sole cost.

(d) Recipient Data. The Provider Parties are not responsible for and shall have no liability with respect to the content or integrity of content of any Recipient Party’s data, including communications, stored on systems or at facilities under the ownership or control of such Provider Party its third party agents or contractors.

(e) Professional Advice or Opinions. Except as otherwise explicitly set forth in any SLA, it is not the intent of any Provider Party to render, nor of any Recipient Party to receive from any Provider Party, professional advice or opinions, whether with regard to tax, legal, regulatory, compliance, treasury, finance, employment or other business and financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters. The Recipient Parties shall not rely on, or construe, any Service rendered by or on behalf of a Provider Party as such professional advice or opinions or technical advice; and such Recipient Party shall seek all third-party professional advice and opinions or technical advice as it may desire or need independently of this Agreement.

(f) Services Performed by Recipient’s Employees. Except as expressly set forth in the SLAs, the Provider Parties shall not be obligated to perform any service or function performed to support the Assets by the Recipient Parties’ employees as of or immediately prior to the Effective Time.

2.07. Recipient Obligations.

(a) Compliance with Law. The Recipient Parties, in the course of receiving the Services or use of the systems of Provider, Provider Group members, or Provider’s third party agents and contractors, shall not violate any Law, including the United States Copyright Act of 1976, as amended.

(b) Access. To the extent reasonably required to perform the Services, the Recipient Parties shall (at their own expense) provide Provider personnel (including any of Provider Group members or agents or contractors of Provider) with reasonable and timely access to Recipient Parties’ office space, plants, equipment, information, premises, personnel, power, telecommunications systems and circuits, computer systems, software and any other areas and equipment. Without limiting the foregoing, the Recipient Parties shall make accessible to the Provider Parties, as needed, the Recipient Parties’ key users and other Recipient Party personnel responsible for the execution, maintenance and enhancement of processes relating to the Services.

(c) Information Requests. The Recipient Parties shall cooperate with the Provider Parties to respond to Provider’s requests for any information, document, instrument or other writing which in Provider’s sole and absolute discretion is necessary to the provision of the Services. The Provider Parties shall not be liable for any impairment of any part of a Service caused by their not receiving such information in a timely manner or at all, or by their receiving inaccurate or incomplete information from any Recipient Party.

(d) Acknowledgment of Provider Status. The Recipient Parties acknowledge that the Provider Parties are providing the Services exclusively as an accommodation to the Recipient Parties to allow the Recipient Parties time to obtain similar services on their own, and that the Provider Parties are not commercial providers of such services.

(e) Exclusive Provider. Subject to Section 2.04 (Migration from Services) or Article 11 (Force Majeure), the Recipient Parties shall not have any other Person provide services the same as or similar to the Services provided under any SLA where such services would commence prior to termination of the applicable SLA or would otherwise conflict with a Provider Party’s ability to provide a Service under any SLA.

(f) Parent Guarantee. Recipient shall cause each member of the Recipient Group receiving Services hereunder to comply with the terms and conditions of this Agreement, including any additional terms agreed to by the Parties, as if such member of the Recipient Group were a Recipient Party. If Provider determines in its reasonable discretion that a member of the Recipient Group has failed to perform such obligations in accordance with this Agreement, including without limitation the payment of any past due invoice, Recipient shall perform such obligations on such Recipient Group member’s behalf. To the extent that Provider asserts a claim against Recipient pursuant to this Section 2.07(f), Recipient agrees to cause any applicable member of Recipient Group, and Provider agrees to cause any applicable member of Provider Group, to participate in such claim (including in the discovery process) to the extent reasonably necessary for responding to discovery requests or to the extent such Recipient Group member is considered an indispensible party. The loss or damages of any affected Provider Group member shall be considered the loss or damages of Provider for the purpose of asserting a claim under this provision.

ARTICLE 3.

COMPENSATION

3.01. Consideration.

(a) Service Fees and Expenses. The Recipient Parties shall pay to the Provider Parties the Service Fees and shall reimburse the Provider Parties for any Expenses.

(b) Consent Costs. The Recipient Parties shall be responsible to pay or to reimburse the Provider Parties for all Consent Costs.

(c) Residual Costs. Upon the early termination of any SLA, the applicable Recipient Party shall pay to the applicable Provider Party all Residual Costs associated with the early termination of such SLA that are incurred between early termination date and original termination date.

(d) Re-Pricing for Service Term Extensions. To the extent that Provider consents to any Service Term Extension requested pursuant to Section 2.03(c) hereof, which consent shall be at Provider’s sole and absolute discretion, and for each extension, Provider shall re-price third-party and other Service Fees at a three percent (3%) mark-up over such third-party and other Service Fees in effect immediately prior to such Extension. Such mark-up shall be in addition to any mark-up provided in an SLA and any mark-up added pursuant to a prior extension.

3.02. Taxes.

(a) Tax Obligations. The Service Fees referred to in Section 3.01(a) (Service Fees and Expenses) do not include any Taxes, duties, imposts, charges, fees or other levies, of whatever nature assessed on the provision of Services. All the aforementioned Taxes, charges, and fees imposed by applicable Law (including Taxes on services, sales and use Taxes, and value added Taxes) assessed on the provision of the Services (other than income Taxes payable by Provider on the Service Fees it receives hereunder) shall be the responsibility of the applicable Recipient Party in addition to the Service Fees payable by such Recipient Party in accordance with Section 3.01(a) (Service Fees and Expenses).

(b) Payment of Taxes. The Recipient Parties shall pay or reimburse the appropriate Provider Party on a net 30 basis from the date of invoice, any and all Taxes, duties, imposts, charges, fees, or other levies, of whatever nature assessed on the provision of the Services (other than income Taxes payable by the Provider Party on the Service Fees it receives hereunder), and interest and penalties related thereto to the extent such interest or penalties are related to the actions or inactions of the Recipient Parties, imposed on Provider or Provider Group members or which Provider shall have any obligation to collect with respect to or relating to this Agreement or the performance by a Provider Party of its obligations hereunder. Notwithstanding the foregoing, the Recipient Parties agree to use commercially reasonable efforts to provide exemption certificates where available and to calculate any applicable sales and use Taxes and to make payment thereof directly to the appropriate Governmental Entity.

3.03. Invoices.

Each Provider Party, in its sole and absolute discretion, may provide invoices for Services offered under one or more SLAs on a monthly basis or on a less frequent basis in increments of months, but not less frequently than annually. No later than the fifteenth (15th) calendar day of any calendar month or, if such day is not a Business Day, the next Business Day following the fifteenth (15th) calendar day of such calendar month, Provider or the applicable Provider Party will provide each Recipient Party identified in the respective SLAs an invoice covering the Service Fees, Taxes, Residual Costs and any costs and fees described in Section 2.04(a), if any, owed by such Recipient Party with respect to the Services provided and costs or Expenses incurred or paid with respect to Services during all previous unbilled calendar months. Invoices shall be sent to Recipient Parties at the address(es) specified in Exhibit B hereto.

3.04. Reimbursement of Expenses.

The Provider Parties shall, at their election, (a) make disbursements from their own funds for Expenses and then invoice said Expenses directly to the Recipient Parties, which invoice shall be payable on a net 30 basis from the date of invoice, or (b) upon prior written notice to the applicable Recipient Party, require such Recipient Party to advance Expenses prior to the Provider Party’s incurring the same.

3.05. Payment.

(a) Invoice Remittance. Any invoice issued under Section 3.03 (Invoices), shall be payable by Recipient or the appropriate Recipient Party on a net 30 basis from the date of invoice, without demand and without any deduction, set-off, withholding or abatement whatsoever (except as provided in Section 3.05(b) (Disputed Amounts) herein), the full amount of Service Fees and Expenses due unless the amount due is disputed, in which event the dispute shall be resolved in accordance with the terms of Section 3.05(b) (Disputed Amounts). All payments hereunder shall be made by electronic funds transmission or other mutually agreeable means denominated in United States Dollars or in local currency if service invoice and payment is within one country or region with a common currency, except as otherwise specified in the relevant SLA. On a monthly basis, Provider shall designate the conversion rates, which Provider shall reasonably determine based on the applicable exchange rate published by reuters.com (available at: www.reuters.com/finance/currencies), or other reasonable source if the applicable rate is not available on reuters.com, on the first day of the month in which such invoice is issued (or, if the exchange rate is not available for such day, the exchange rate for the closest preceding day for which the exchange rate is available). Payments due on any day other than a Business Day shall be due on the next succeeding Business Day. If needed, the Parties will implement arrangements to provide for electronic funds transfer on customary terms, with written confirmation, for such transfers.

(b) Disputed Amounts. If Recipient or an appropriate other Recipient Party disputes in good faith the accuracy of any portion of an invoice, such Recipient Party shall deliver a written statement to the invoicing Provider Party, with a copy to both Primary Coordinators, no later than the date on which payment is due on the disputed invoice, which statement shall include: (1) the specific amount of the dispute, and (2) a reasonably detailed written description which defines the scope of the dispute and any evidence which supports the validity of the amount disputed. Invoice items not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items in such invoice, within the period set forth in Section 3.05(a) (Invoice Remittance). Such Recipient Party shall, at its election, (1) remit payment on the undisputed portion of an outstanding disputed invoice, or (2) request that the Provider Party issue a newly issued invoice to be paid on a net 10 basis covering only the undisputed portion of such disputed invoice and a separate invoice covering only the dispute portion of such disputed invoice. The Lead Parties shall seek to resolve all such invoice disputes expeditiously and in good faith. Upon resolution of such invoice disputes, the Recipient Party shall promptly pay the agreed-upon amount of the resolved dispute to the Provider Party together with interest on a daily basis accruing from the original invoice due date equal to: (1) one and one-half percent (1 1⁄2%) per month of the agreed-upon amount of the resolved dispute, or (2) the maximum amount allowed by Law, whichever is lower.

(c) Late Payments. Subject to the provisions of Section 3.05(b) (Disputed Amounts), all invoices paid after the applicable due date will be assessed a late payment service charge on a daily basis accruing from the invoice due date equal to: (1) one and one-half percent (1 1⁄2%) per month of the amount of such unpaid invoice, or (2) the maximum amount allowed by Law, whichever is lower.

(d) Discontinuation of Service. Subject to the provisions of Section 3.05(b) (Disputed Amounts) hereof, if any amount due and payable to a Provider Party pursuant to this Section 3.05 is not paid by Recipient or the appropriate Recipient Party within one (1) month after the invoice date, Provider may notify Recipient in writing (including through email) of the Recipient Party’s payment default. If Recipient or another applicable Recipient Party has not cured such payment default within one (1) month of the Provider Party’s notification of such payment default, the Provider Party shall have the right, in its sole and absolute discretion and without any resulting liability to any Recipient Party or to anyone claiming by or through any Recipient Party because of such action to: (i) cease providing either all of the Services, or any such Service(s) or Interdependent Services (as provided in Section 5.05) for which payment has not been made, or (ii) notwithstanding the provisions of Article 5 (Termination) hereof, terminate the relevant SLA, and such termination shall be without prejudice to any other remedy which may be available to Provider, or (iii) change payments terms to payment in advance. A Provider Party’s exercise of its rights under this Section 3.05(d) shall not limit or otherwise affect Provider’s right to terminate this Agreement in accordance with Article 5 (Termination).

3.06. No Offset.

Regardless of any other rights under any other agreements or Law and notwithstanding anything to the contrary contained herein, the Recipient Parties shall not have the right to set off any Claim they may have or reduce their payment under this Agreement except as expressly provided in Section 3.05(b) (Disputed Amounts).

ARTICLE 4.

CONFIDENTIALITY

4.01. Obligations.

Until the later of (a) five (5) years following the Effective Time and (b) five (5) years from the date that such information was disclosed hereunder, a Party shall not use in any manner, for its own account or for the account of others, or divulge to any third party any Confidential Information of another Party; provided, however, that the foregoing restrictions shall not apply to disclosures made by a Party necessary to comply with Law or with respect to litigation or potential litigation, the making of, or defense against, a claim for indemnification, or the performance under this Agreement.

4.02. Disclosure.

In the event that a Party is requested or required (by oral demand or similar process) to disclose any Confidential Information, the Disclosing Party will notify the Non-Disclosing Party promptly of the request or requirement so that the Non-Disclosing Party may seek an appropriate protective order or waive compliance with this provision. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party, is, on the advice of internal or external legal counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt or other official penalties, the Disclosing Party may disclose the Confidential Information to the tribunal; provided, however, that if so compelled, the Disclosing Party shall disclose only such portion of the Confidential Information required to be disclosed; provided, further, that the Disclosing Party shall use its best efforts to obtain, at the request of the Non-Disclosing Party, an order or other assurance that confidential treatment will be afforded to such portion of the Confidential Information required to be disclosed as the Non-Disclosing Party shall designate.

4.03. Rights Limited to Agreement.

Except for the right to use Confidential Information for the specific purposes of this Agreement, this Agreement conveys no rights (including with respect to use) in the Confidential Information.

4.04. Separate Agreements.

Confidentiality obligations provided for in any agreement between Provider or any of its Affiliates, or Recipient or any of its Affiliates, on the one hand, and any employee of Provider or any of Provider Group members, or Recipient or any of Recipient Group members, on the other hand, shall remain in full force and effect. Nothing herein shall be construed as requiring the Parties to renegotiate terms of agreements in place with contractors, consultants, suppliers, vendors and customers as of the Effective Time.

ARTICLE 5.

TERMINATION

5.01. Default.

Subject to Section 3.05(d) (Discontinuation of Service) and Article 11 (Force Majeure), if any Party (the “Defaulting Party”) shall fail to perform or default in any material respect in the performance of any of its obligations under this Agreement or any Exhibit or SLA hereto, Provider (in the case of a failure or default by a Recipient Group member) or Recipient (in the case of a failure or default by a Provider Group member) (each, a “Non-Defaulting Party”) may give written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement or any affected SLA if such failure or default is not cured within one (1) month of such written notice. If any failure or default so specified is not cured within such one (1) month period, the Non-Defaulting Party may elect immediately to terminate this Agreement or any affected SLA. If any failure or default is not capable of cure within the respective cure period, the Non-Defaulting Party may elect immediately to terminate the affected SLA. Any termination as provided herein shall be effective upon giving a written notice of termination from the Non-Defaulting Party to the Defaulting Party following the respective cure period (if applicable) and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party.

5.02. Insolvency Event.

Notwithstanding anything to the contrary contained herein, if a Party (a) files for bankruptcy, (b) becomes or is declared insolvent, or is the subject of any Actions related to its liquidation, insolvency or the appointment of a receiver or similar officer, (c) enters into any reorganization, composition or arrangement with its creditors (other than relating to a solvent restructuring), (d) makes an assignment for the benefit of all or substantially all of its creditors, or (e) takes any corporate action for any winding-up, dissolution, liquidation or administration (other than for the purpose of or in connection with any solvent amalgamation or reconstruction), then Provider (in the case of a Recipient Party) or Recipient (in the case of a Provider Party) may, without prejudice to its other rights hereunder, terminate this Agreement forthwith by written notice. Without limiting the foregoing, Provider may, without prejudice to its other rights hereunder, terminate this Agreement forthwith by written notice upon the occurrence of default or an event which, with the giving notice or passage of time, or both, would result in an event of default with respect to any outstanding indebtedness of Recipient or any of Recipient Group members.

5.03. Change of Control.

Notwithstanding anything to the contrary contained herein, if Recipient or any member of Recipient Group undergoes a Change of Control, Provider may, without prejudice to its other rights hereunder, terminate this Agreement forthwith by written notice.

5.04. Voluntary Termination of SLA.

Except as otherwise specified in an SLA, Recipient may terminate any SLA by giving Provider notice that satisfies the Required Notice Period of its desire to terminate such SLA; provided that: (a) the termination of any SLA shall only be effective on the last day of a calendar month (unless otherwise set forth in any applicable Exhibit or SLA); and (b) Recipient or another appropriate Recipient Party shall pay to Provider all Residual Costs as set forth in Section 3.01(c) (Residual Costs). If any SLA is terminated by Recipient as described herein, Recipient may not reinstitute such SLA absent Provider’s prior written agreement. The notice of termination of an SLA by Recipient shall be (a) sufficiently specific as to identify the particular SLA for which any such termination shall apply, and (b) irrevocable by Recipient upon receipt by Provider. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, Recipient’s termination right shall be limited to termination of any SLA as a whole and shall not be permitted to limit termination to a portion of an SLA.

5.05. Interdependent Services.

If a Service is terminated or extended for any reason, including pursuant to Article 5 (Termination), which Provider determines to be an Interdependent Service, and such termination or extension causes Provider’s or another appropriate Provider Party’s cost of providing an Interdependent Service to increase, such Provider Party reserves the right, but not the obligation, upon notice to Recipient, to reasonably revise the fees and Expenses for such Interdependent Service. Such Provider Party is excused from providing such Interdependent Service unless Recipient or another appropriate Recipient Party agrees to pay such revised fees and Expenses for such Interdependent Service. Within one (1) month following reasonable written request from Recipient for an Interdependent Service determination, or within one (1) month following Provider’s receipt of a notice of termination of a Service or Provider’s decision to grant a request to extend a Service Term, Provider will advise Recipient which other Services, if any, are Interdependent Services, whether such Interdependent Services can be provided after termination or must be provided during the extension of such Service, and the revised fees and Expenses for continuation of such Interdependent Services if such Interdependent Services can reasonably be continued (“Interdependent Services Analysis”). Recipient shall notify Provider within ten (10) days of receipt of an Interdependent Services Analysis whether (a) Recipient agrees to the revised fees and Expenses of any Interdependent Service(s) or (b) such Interdependent Service(s) should be terminated. Unless Recipient or another appropriate Recipient Party agrees to pay the revised fees and Expenses under (a), the Provider Parties shall have no obligation to provide such Interdependent Service(s) as of the date that the corresponding Service is terminated, and in the case of extension of the Service Term of a corresponding SLA, shall have no obligation to extend such Service Term. Recipient or another appropriate Recipient Party shall pay as an Expense all third party costs incurred by the Provider Parties in preparing an Interdependent Services Analysis.

5.06. Public Utility Status.

Notwithstanding anything contained to the contrary herein, should a Public Utility Event occur, the affected Provider Parties may terminate the relevant Services or parts thereof, upon Provider’s written notice to Recipient and such Provider Parties shall not be in breach hereunder as a result of such termination. Notwithstanding the foregoing, in the event that a Provider Party receives an order from any Governmental Entity requiring such Provider Party to cease providing a Service, Provider shall immediately notify Recipient of such occurrence and may terminate such Service consistent with the time period set forth in such order.

5.07. Effect of Termination.

The Recipient Parties specifically agree and acknowledge that all obligations of the Provider Parties to provide each respective Service shall immediately cease upon the expiration of the Service Term for such Service. The Provider Parties shall have no obligation to recommence the provision of any Service to any Recipient Party once any Service is not renewed or terminated under this Agreement. Further, upon the cessation of the Provider Parties’ obligation to provide any Service, the Recipient Parties shall immediately cease using, directly or indirectly, such Service (including any and all Provider Party software or third party software provided through the Provider Parties’ computer systems or equipment). In the event that Provider, upon request from Recipient, in its sole discretion elects to continue any Service beyond the expiration of the Service Term for such Service, including when Recipient provides late notice of a requested extension or desires to rescind a termination notice prior to the expiration of such Service Term, the Parties agree that Recipient or another applicable Recipient Party shall be responsible to Provider or another applicable Provider Party for such continued Services, including any third party costs incurred by Provider and such other Provider Parties as a result of such continued use, but in no event at an amount less than one and one half (1.5) times the Service Fees relating to such Service.

5.08. Survival of Payment Obligations.

Notwithstanding anything to the contrary contained herein, termination of this Agreement or any SLA shall not affect the Recipient Parties’ obligation to pay any amount then owed to the Provider Parties (and amounts that become due and payable pursuant to the terms hereof after the applicable termination date) or a third party hereunder, including any Residual Costs or any fees charged by third parties in connection with such termination of any Service.

5.09. Settlement of Accounts.

Upon termination of any SLA, the Parties shall take all steps as may reasonably be required to complete any final settlement of accounts owing hereunder between them with respect to such SLA (if any). Upon the termination of this Agreement, there will be a final accounting and each Party shall pay to the other Party any amounts owed to the other Party in accordance with the payment terms set forth in this Agreement.

ARTICLE 6.

LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES

6.01. Limitation of Liability.

(a) Liability. Neither Lead Party nor its Group members, agents, employees, or subcontractors, if any, shall be liable for any or all Claims and/or Damages (including settlements, judgments, court costs and reasonable attorneys’ fees) of any nature whatsoever arising out of this Agreement, whether such Claims and/or Damages arise on account of the furnishing or accepting of Services hereunder, the failure to furnish or accept Services, or otherwise; except as expressly provided in Section 6.01(b) (Limitation of Damages), Section 6.02 (Limited Liability Exclusions), Article 7 (Indemnification) and Article 10 (Equipment).

(b) Limitation of Damages. If either Lead Party or a member of its Group suffers Damages arising out of this Agreement or any SLA, which Damages were caused by the gross negligence or Willful Breach of the other Lead Party or a member of its Group, the sole liability of such Breaching Party, shall be (i) if the Breaching Party is the Party that performed the Service, to refund the cost and Service Fees of the relevant Service paid for but not properly performed, or (ii) if the Breaching Party is not the Party that performed the Service, to pay the Service Fees and Expenses if not otherwise paid. SUBJECT TO THE LEGAL REQUIREMENTS OF ANY JURISDICTION THAT CANNOT BE VARIED BY CONTRACT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR DIMINUTION IN VALUE, LOSS OF BUSINESS REPUTATION, LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, FACILITY SHUTDOWN OR NON-OPERATION, LOSS OF DATA OR ANY OTHER LOSS) ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR REGARDING THE PROVISION OR RECEIPT OF OR THE FAILURE TO PROVIDE OR RECEIVE SERVICE(S) HEREUNDER, WHETHER OR NOT CAUSED BY OR RESULTING FROM NEGLIGENCE, INCLUDING GROSS NEGLIGENCE, OR BREACH OF OBLIGATIONS HEREUNDER; EVEN IF THE BREACHING PARTY HAD BEEN ADVISED OR WAS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

6.02. Limited Liability Exclusions

(a) THE LIMITATION OF DAMAGES PROVIDED IN SECTION 6.01(B) (LIMITATION OF DAMAGES) SHALL NOT APPLY TO:

(1) FINES OR PENALTIES ASSESSED BY ANY GOVERNMENTAL BODY;

(2) ANY OBLIGATION TO INDEMNIFY UNDER ARTICLE 7 (INDEMNIFICATION) HEREUNDER;

(3) DAMAGES ARISING FROM INJURY TO OR DEATH OF ANY PERSON, INCLUDING EMPLOYEES OF THE PROVIDER PARTIES OR THE RECIPIENT PARTIES, OR DAMAGES TO ANY THIRD PARTY PROPERTY;

(4) DAMAGES ARISING FROM ANY BREACH BY ANY PARTY OF ITS OBLIGATIONS UNDER ARTICLE 4 (CONFIDENTIALITY);

(5) DAMAGES ARISING FROM THE INFRINGMENT OF INTELLECTUAL PROPERTY RIGHTS;

(6) DAMAGES ARISING FROM IMPROPER USE OF OR ACCESS TO THIRD PARTY SOFTWARE; OR

(7) DAMAGES ARISING FROM FRAUD.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE PROVIDER PARTIES SHALL HAVE NO LIABILITY OF ANY KIND OR NATURE WHATSOEVER (INCLUDING DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES) TO ANY RECIPIENT PARTY FOR SUCH PROVIDER PARTY’S CEASING TO PROVIDE ANY SERVICE UPON THE EXPIRATION OF THE TERM FOR SUCH SERVICE OR THE PROPER TERMINATION OF THIS AGREEMENT PURSUANT TO ARTICLE 5 (TERMINATION).

6.03. Additional Provisions.

(a) Limitations in SLAs. Notwithstanding the provisions of Section 6.01 (Limitation of Liability), a Provider Party’s liability with respect to certain Services shall be limited further pursuant to any express limitation set forth in the relevant SLA relating to such Services. Any further limitations of liability or indemnities in any section of the relevant SLA will be additive to the limitations in this Article 6.

(b) Third Party Service Providers. In the event that a third party supplier of a Provider Party supplies any Service and Recipient informs Provider that such Service does not meet the Specification in the applicable section of the relevant SLA, then Provider and any appropriate other Provider Party shall use commercially reasonable efforts to work with Recipient and the third party supplier to bring the Service within the Specification. Notwithstanding the foregoing, the Provider Parties shall have no liability in respect of any Service supplied hereunder which fails to meet the applicable Specification as provided in this Section 6.03(b) (Third Party Service Providers).

(c) Mitigation. The Recipient Parties and the Provider Parties (as the case may be) shall use their respective commercially reasonable efforts to mitigate the loss and Damage (if any) incurred by them as a result of any breach by another party of that other party’s obligations under this Agreement.

6.04. Disclaimer of Warranties.

SUBJECT TO THE LEGAL REQUIREMENTS OF ANY JURISDICTION THAT CANNOT BE VARIED BY CONTRACT, THE RECIPIENT PARTIES ACKNOWLEDGE THAT ALL IT ASSETS AND EQUIPMENT PROVIDED AS PART OF THE SERVICES IS PROVIDED “AS IS, WHERE IS.” THE PROVIDER PARTIES DISCLAIM ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE IT ASSETS AND EQUIPMENT PROVIDED AS PART OF THE SERVICES, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NONINFRINGEMENT, ACCURACY OF INFORMATIONAL CONTENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT SUCH PROVIDER PARTY KNOWS OR HAS REASON TO KNOW ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LEGAL REQUIREMENT, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. WITHOUT LIMITING THE FOREGOING, THE PROVIDER PARTIES EXPRESSLY DISCLAIM ANY WARRANTY THAT THE IT ASSETS AND EQUIPMENT WILL BE ERROR-FREE OR FREE OF VIRUSES OR OTHER SOFTWARE ROUTINES OR DEVICES (E.G., BACK DOORS, TIME BOMBS, TROJAN HORSES, OR WORMS).

ARTICLE 7.

INDEMNIFICATION

7.01. Third Party Indemnification.

Each Indemnifying Person shall, to the extent permitted by any Legal Requirement, indemnify, defend and hold harmless the Indemnified Person from and against any and all third party (and for this purpose, “third party” includes employees of the Parties) Liabilities, Damages, Claims, actions, losses and costs arising out of or relating to its obligations under this Agreement, to the extent such Liabilities, Damages, Claims, actions, losses and costs are caused by or arise out of (a) the gross negligence, Willful Breach or violation of Law of or by the Indemnifying Person, its employees, agents or Group members, or (b) infringement of the Intellectual Property of a third party. Further, in the event that the Lead Parties or their respective Group members are jointly at fault or negligent, they agree to indemnify each other in proportion to their relative fault or negligence. The Liabilities, losses and costs covered hereunder include settlements, judgments, court costs, reasonable attorneys’ fees, fines, penalties and other litigation expenses.

7.02. Procedure.

Promptly after receipt by an Indemnified Person of notice of the commencement or threatened commencement of a Third-Party Claim against it, such Indemnified Person shall, if a claim is to be made against the Indemnifying Person under this Article 7, give written notice containing reasonable detail to the Indemnifying Person of the assertion of such Third-Party Claim. If any Third-Party Claim is brought against an Indemnified Person, the Indemnifying Person may participate in the defense of such Third-Party Claim and, to the extent that it may elect, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. In such event, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 7 for any fees of other counsel with respect to the defense of such Action; provided, however, that if the Indemnifying Person and the Indemnified Person are both named parties to the Action and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnified Person may participate in such defense with one separate counsel (and one additional separate local counsel) at the reasonable expense of the Indemnifying Person. An election to assume the defense of a Third-Party Claim shall not be deemed to be an admission that the Indemnifying Person is liable to the Indemnified Person in respect of such Third-Party Claim or that the claims made in the Third-Party Claim are within the scope of or subject to indemnification under this Article 7. If the Indemnifying Person assumes the defense of a Third-Party Claim, then the Indemnified Person may participate in the defense of such Third-Party Claim, including attending meetings, conferences, teleconferences, settlement negotiations and other related events (and to employ counsel at its own expense in connection therewith); provided, it being understood that the Indemnifying Person shall control the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of any such Third-Party Claim, the Indemnified Person shall cooperate with the Indemnifying Person in the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of the Third-Party Claim, no compromise or settlement of such claim may be effected by the Indemnifying Person without the Indemnified Person’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) unless (a) there is no finding or admission of any violation of Law or any violation of the rights of any Person, (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (c) the terms of such compromise or settlement include a full and unconditional release of the Indemnified Person from all Liability with respect to such Third-Party Claim. Without the Indemnifying Person’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, no Indemnified Person may settle or compromise any Third-Party Claim or consent to the entry of any judgment for which the Indemnified Person is seeking indemnification under this Article 7, unless the Indemnifying Person fails to assume and maintain the defense of such Third-Party Claim pursuant to this Section 7.02. If it is ultimately determined that the Indemnifying Person is not obligated to indemnify, defend or hold harmless the Indemnified Person in connection with any Third-Party Claim, then the Indemnified Person shall promptly reimburse the Indemnifying Person for any and all costs and expenses (including attorney’s fees and court costs) incurred by the Indemnifying Person in its defense of such Third-Party Claim.

ARTICLE 8.

GOVERNANCE

Provider and Recipient shall each nominate a Primary Coordinator. The initial Primary Coordinators shall be Sylvie Gallou for the Recipient Parties and Kyle Addison for the Provider Parties. Provider and Recipient shall advise each other, upon five (5) days prior written notice, of any change in their respective Primary Coordinator. The Parties agree that all communications relating to the provision of the Services shall be directed to the Primary Coordinators. No amendment to any SLA or any increases, reductions or other changes to the scope and extent of the provision of Services shall be effective or binding on the Parties once this Agreement is effective unless agreed to in writing by the Primary Coordinators.

ARTICLE 9.

INFORMATION ASSETS

9.01. Intellectual Property Ownership.

(a) Existing Intellectual Property. Except as otherwise expressly provided in this Agreement or any other agreement, each Party shall retain ownership of its Intellectual Property and data existing as of the Effective Time and any derivative works, additions, modifications, translations or enhancements thereof created by such Party or its Group members pursuant to this Agreement.

(b) Provider Intellectual Property. Except as otherwise expressly provided in this Agreement or in any other agreement between Provider and any of Provider Group members and Recipient and any of Recipient Group members, as between Provider and Recipient, Provider shall own and retain all right, title and interest in and to Provider Intellectual Property.

(c) Recipient Content. Except as otherwise expressly provided in this Agreement or any other agreement between Provider and any of Provider Group members and Recipient and any of Recipient Group members, as between Provider and Recipient, Recipient shall own and retain all right, title and interest in and to Recipient Content.

(d) Intellectual Property Rights. To the extent that any Intellectual Property arises out of the performance of this Agreement, then, as between the Lead Parties, Provider or one or more Provider Group members, third party agents or contractors, as designated by Provider, will own all such Intellectual Property relating to the Services and Recipient or one or more Recipient Group members, third party agents or contractors, as designated by Recipient, will own all such Intellectual Property relating to Recipient Content unless the Parties otherwise specifically allocate such Intellectual Property in any SLA, or unless the Intellectual Property is a derivative work of software in which one Lead Party or its respective Group members owns the Intellectual Property, in which case, such Lead Party or one or more of its Group members, third party agents or contractors, as designated by such Lead Party, will own all such Intellectual Property. Each of the Parties hereby assigns, and the Lead Parties shall use commercially reasonable efforts to cause their respective Group members, third party agents or contractors to assign, all of its or their respective right, title and interest in and to any such Intellectual Property to the other Lead Party and its Group members to effect the allocation of such rights as provided in this Section 9.01(d). Each Lead Party shall, at the other Lead Party’s expense, assist the other Lead Party in obtaining and enforcing the Intellectual Property as allocated hereunder in all countries in the world. Such assistance shall include execution of all documents reasonably required by the other Lead Party.

(e) Intellectual Property Rights Relating to Engineering Services. Notwithstanding anything in Section 9.01(a) through (d) to the contrary, this Section 9.01(e) shall apply exclusively to Intellectual Property relating to Services hereunder identified in SLAs “ENG-1” through “ENG-19.”

(1) Definitions.

(i) “Recipient Data” means any data or information (including reports) submitted (or to which access is permitted) by or on behalf of a Recipient Party, including data in a Recipient Party’s computer systems.

(ii) “Recipient Material” means any item, material, or sample provided by or on behalf of Recipient to a Provider Party, and any modifications or derivatives thereof, or anything, including but not limited to, any substances created, directly or indirectly, by a Provider Party through use of the Recipient Material. The term “Recipient Material” includes any Recipient Data. The Recipient Material is and at all times remains the property of Recipient or its Group members and shall be considered Confidential Information. Recipient Material includes biological materials provided by or on behalf of any Recipient Party to a Provider Party.

(iii) “Work Product” shall mean all designs, drawings, diagrams, specifications, models, tooling, dies and molds, manuals, instructions, reports, test results, data, processes, techniques, systems, know-how, improvements, computer programs, inventions, discoveries (whether or not patentable and whether or not protectable as a trade secret), original works of authorship, materials (including biological materials), items and information of any kind that are conceived of, developed, made or reduced to practice by or on behalf of any Provider Party or any of its employees, sub-contractors or other agents or representatives, and that arise out of the performance of the Services.

(2) Work Product and Title.

(i) The Provider Parties hereby assign and convey to the applicable Recipient Parties all rights, title and interest in and to all Work Product as such Work Product is conceived of, developed or reduced to practice by such Provider Parties or their employees, sub-contractors or other agents or representatives. The Provider Parties shall hold all Work Product for the sole benefit of the Recipient Parties and shall disclose all Work Product to the applicable Recipient Party as and when such Recipient Party may require. The Provider Parties shall not disclose Work Product to third parties without the prior written permission of Recipient. Upon the request of Recipient, Provider shall promptly execute documents, testify and take such other actions at the expense of Recipient or another appropriate Recipient Party as Recipient may reasonably deem necessary or advisable for Recipient or any other applicable Recipient Party to apply for, perfect, obtain, maintain, enforce, defend and transfer the full benefits, enjoyment, rights, title and interest of, in and to the Work Product on a worldwide basis. Upon the request of Recipient, Provider shall, at the expense of Recipient or another appropriate Recipient Party, render all necessary or reasonably requested assistance in making application for and obtaining patents, copyrights, trademarks, trade secrets, and all other intellectual property rights throughout the world relating to the Work Product in name of Recipient or of an Affiliate designated by Recipient and for the benefit of Recipient or such designated Affiliate.

(ii) For purposes of this Agreement, the term “Provider’s Background IP” shall mean all trade secrets, know-how, proprietary information and other intellectual property and embodiments thereof owned by or otherwise rightfully possessed by Provider or any of its Group members as of the Effective Time of this Agreement or conceived of, developed, made or reduced to practice by Provider or any of its Group members other than in connection with the performance of any Services and not developed with the use or aid of any Recipient Data, Recipient Material or Recipient Confidential Information. In the event that a Provider Party uses any Provider’s Background IP in performing Services, such Provider Party hereby grants the Recipient Party receiving such Services a royalty-free, fully paid-up, non-exclusive, perpetual, irrevocable license, with the right to grant sub-licenses, to use and exploit such Provider’s Background IP only in conjunction with the use of the Work Product and the sale of any product or services embodying or based on the Work Product.

(3) Ownership of Recipient Data. Recipient or another Recipient Group member designated by Recipient owns (or shall own) and has (or shall have) all right, title and interest in and to the Recipient Data. The Provider Parties shall not use (except as necessary to perform the Services), or disclose any Recipient Data without Recipient’s prior written approval.

(f) Disclaimer. Notwithstanding anything in this Agreement or the SLAs, but except as otherwise specified in other agreements between the Parties, DuPont shall not license, assign, transfer, or otherwise provide access to: (1) engineering standards, protocols, processes and policies, including without limitation, engineering guidelines which consist of any “how-to” guidelines for designing, constructing, maintaining or operating facilities; (2) Safety, Health and Environmental policies, standards and guidelines; (3) policies, procedures, methods or configurations for computer systems, networks, environments, applications and system architecture; or (4) any comparable corporate standards, policies and procedures created or developed by DuPont.

9.02. General Knowledge.

Subject to all confidentiality restrictions and covenants not to compete between the Parties, any Party may use General Knowledge resulting from the performance of each Party’s obligations pursuant to this Agreement. Notwithstanding anything herein to the contrary, trade secrets shall not constitute General Knowledge. All General Knowledge is subject to all valid patents, copyrights, mask works and all other rights relating to or arising out of Intellectual Property. Nothing in this provision shall give any Party the right to disclose, publish or disseminate the source of General Knowledge or the financial, statistical or personal data or business plans of another Party.

ARTICLE 10.

EQUIPMENT

Certain Services to be undertaken by the Provider Parties may require that the Provider Parties purchase, acquire, provide or otherwise requisition Equipment. It is understood that such Equipment may be commissioned from its own assets or acquired from a third party for the sole or partial purpose of this Agreement. The Recipient Parties agree to use this Provider-supplied Equipment for the intended and disclosed purpose and in accordance with reasonable operating standards as the same may be set forth in any manuals, procedures, or rules provided with or communicated to such Recipient Party. Such Equipment will be employed or used solely at the location to which it is initially brought into service under this Agreement. Any Equipment or personal property so provided shall, at the Provider Parties’ direction, be disposed of or surrendered to the appropriate Provider Party at the end of the applicable Service Term in good and working order and at the location at which it was provided or delivered to such Recipient Party. The Recipient Parties shall be liable to the applicable Provider Party or to its third party provider for any damage caused by such Recipient Party, its Group members, employees, contractors or agents to the Equipment provided by the Provider Party, and shall be responsible for all costs to repair or replace Equipment used to provide Services during the Service Term; provided, however, that the Provider Party will not charge the Recipient Party with respect to any Equipment that is subject to a valid warranty and the Provider Party is able to repair or replace such Equipment at no cost.

ARTICLE 11.

FORCE MAJEURE

11.01. Excused Performance.

A Party affected by a Force Majeure shall be excused from its performance of its obligations under or pursuant to this Agreement if, and to the extent that, performance of such obligations is delayed, hindered or prevented by such Force Majeure. For the avoidance of doubt, a Force Majeure affecting a Group member of such Party or third party supplier of any Service and any failure by such a Group member or supplier to supply (in whole or in part) any Service for any other reason shall constitute a Force Majeure hereunder if, and to the extent and for as long that such event or failure directly prevents, hinders or delays such Party in the performance of its obligations hereunder. A Force Majeure shall not apply to the making of any payment due hereunder.

11.02. Notification.

If a Party is affected by Force Majeure, the Lead Party for such Party shall notify the other Lead Party in writing promptly of the cause and extent of such non-performance or likely non-performance, the date or likely date of commencement thereof and the means proposed to be adopted to remedy or abate the Force Majeure; and the Lead Parties shall without prejudice to the other provisions of this Article 11 consult with a view to taking such steps as may be appropriate to mitigate the effects of such Force Majeure.

11.03. Obligations of Excused Party.

The Party subject to Force Majeure shall act as follows:

(a) The Lead Party for the affected Party shall coordinate with the other Lead Party, shall keep the other Lead Party regularly informed during the course of the Force Majeure as to when resumption of performance shall or is likely to occur, and shall use commercially reasonable efforts to remedy or abate the Force Majeure; provided, however, that nothing in this Agreement shall require a Lead Party to settle or compromise any strike or labor dispute.

(b) The affected Party shall resume performance within a reasonable time after (1) termination of the Force Majeure or (2) the Force Majeure has abated to an extent, that permits resumption of such performance in the affected Party’s sole discretion.

(c) The Lead Party for the affected Party shall notify the other Lead Party when the Force Majeure has terminated or abated to an extent, that permits resumption of performance to occur in the affected Lead Party’s sole discretion.

11.04. No Liability.

If the Party affected by Force Majeure complies with the provisions of this Article 11, it and members of its Group shall not be liable for any failure to perform its obligations under this Agreement arising from such Force Majeure.

11.05. Substitute Services.

Recipient may terminate a Service affected by a Force Majeure to obtain permanent substitute services (at Recipient’s sole cost) on the later of: (a) the thirtieth (30th) day after the date on which Recipient notifies Provider that it intends to exercise its right to obtain permanent substitute Service or (b) any later date of termination specified in such notice, and only in the event that such Force Majeure continues through such date. Upon such termination, the Provider Parties will have no further obligation to provide and the Recipient Parties shall have no further obligation to accept such Service(s) and all costs associated with such Service(s) shall cease to accrue.

ARTICLE 12.

MISCELLANEOUS

12.01. Amendments and Modifications.

This Agreement may be amended, modified or supplemented at any time by the Parties hereto, but only by an instrument in writing signed by all Parties; provided however, that one or more SLAs may be amended, modified, supplemented or extended at any time by the Lead Parties and any other Party providing or receiving Services under such SLAs, but only by an instrument in writing signed by such Parties. Notwithstanding the foregoing, either Lead Party may change the addresses, facsimile numbers or email addresses for its Notice or Primary Coordinator under Section 12.04, for Recipient Group Legal Entities under Exhibit B, or for its respective Provider Contact or Recipient Contact under an SLA by giving the other Lead Party at least five (5) days’ written notice of its new addresses, facsimile numbers or email addresses.

12.02. Assignments; Successors and No Third Party Rights.

Neither Lead Party nor its Group members may assign or otherwise transfer this Agreement without the consent of the other Lead Party, which consent may be withheld for any reason or no reason, except that DuPont and its Group members may, without such consent, assign this Agreement to (a) prior to the Spin Date to any Person; (b) to any purchaser of all or substantially all of the assets in the line of business to which this Agreement pertains, or to any successor corporation that results from reincorporation, merger, consolidation or similar transaction of such party with or into such purchaser or such corporation, or (c) any Provider Group member; provided, however, that such transferee shall be bound by all of the terms and conditions of this Agreement. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Unless otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns. Any attempted assignment in violation of this Section 12.02 shall be void.

12.03. Entire Agreement.

This Agreement together with the attached Exhibits, Schedules, and SLAs supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

12.04. Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile or e-facsimile transmission (with written confirmation of receipt), (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) when sent by electronic mail (with written confirmation of receipt), in each case to the appropriate addresses set forth below:

If to DuPont:

E. I. du Pont de Nemours and Company

Chestnut Run Plaza

974 Centre Road

Wilmington, DE 19805

Attention: General Counsel

Facsimile: (302) 999-5094

With a copy to:

Kyle Addison

2406 Latham Ct.

Midlothian, VA 23113

J-Kyle.addison@DuPont.com

If to Chemours:

The Chemours Company

1007 Market Street

Wilmington, DE 19899

Attention: General Counsel

With a copy to:

Sylvie Gallou

c/o Chemours International Operations Sarl

2 chemin du Pavillon, CH-1218 Le Grand-Saconnex, Geneva, Switzerland

Sylvie.Gallou@dupont.com

12.05. Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees, accounting fees and filing fees) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

12.06. Dispute Resolution; Governing Law; Jurisdiction.

(a) Any dispute between the Parties arising out of or relating to this Agreement, or the interpretation, validity or effectiveness of this Agreement, or any provision of this Agreement, in the event that the Lead Parties fail to agree, shall, upon the written request of a Lead Party, be referred to designated senior management representatives of the Lead Parties for resolution. Such representatives shall promptly meet and, in good faith, attempt to resolve the controversy, claim or issues referred to them.

(b) If such representatives do not resolve the dispute within one (1) month after the dispute is referred to them, the dispute shall be settled by binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes. For disputes in which the amount in controversy is less than or equal to U.S. $1,000,000, the Lead Parties shall mutually select one (1) neutral arbitrator who shall be qualified by experience and training to arbitrate commercial disputes. If the Lead Parties cannot agree on an arbitrator or if the amount in controversy exceeds U.S. $1,000,000, such dispute shall be settled by three (3) arbitrators who shall be qualified by experience and training to arbitrate commercial disputes, of whom each Lead Party involved in the arbitration shall appoint one (1), and the two (2) appointees shall select the third (3rd), subject to meeting the qualifications for selection. If the Lead Parties have difficulty finding suitable arbitrators, the parties may seek assistance of CPR and its CPR Panels of Distinguished Neutrals. Judgment upon the award or other remedy rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Wilmington, Delaware. The arbitrators shall apply the substantive law of the State of Delaware, without regard to its conflicts of laws principles, and their decision thereon shall be final and binding on the parties. Discovery shall be allowed in any form agreed to by the Lead Parties, provided, that if the Lead Parties cannot agree as to a form of discovery (1) all discovery shall be concluded within four (4) months of service of the notice of arbitration, (2) each Lead Party shall be limited to no more than ten (10) requests for the production of any single category of documents, and (3) each Lead Party shall be limited to two (2) depositions each with a maximum time limit that shall not exceed four (4) hours. Each Lead Party shall be responsible for and shall pay for the costs and expenses incurred by such Lead Party and its respective Group members in connection with any such arbitration; provided, however, that all filing and arbitrators’ fees shall be borne fifty percent (50%) by Provider and fifty percent (50%) by Recipient. Each Lead Party does hereby irrevocably consent to service of process by registered mail, return receipt requested with respect to any such arbitration in accordance with and at its address set forth in Section 12.04 (as such address may be updated from time to time in accordance with the terms of Section 12.04). Any arbitration contemplated by this Section 12.06 shall be initiated by sending a demand for arbitration by registered mail, return receipt requested, to the applicable party in accordance with and at the address set forth in Section 12.04 (as such address may be updated from time to time in accordance with the terms of Section 12.04) and such demand letter shall state the amount of relief sought by the party making the demand.

(c) All Actions and any testimony, documents, communications and materials, whether written or oral, submitted to or generated by the parties to each other or to the arbitration panel in connection with this Section 12.06 shall be deemed to be in furtherance of settlement negotiation and shall be privileged and confidential, and shielded from production in other Actions except as may be required by Law.

(d) This Agreement shall be governed by the substantive laws of the State of Delaware, without regard to its conflicts of laws principles, and, except as otherwise provided herein, the State and Federal courts in the City of Wilmington, Delaware shall have exclusive jurisdiction over any Action seeking to enforce any provision of, or based upon any right arising out of, this Agreement. The Parties hereto do hereby irrevocably (1) submit themselves to the personal jurisdiction of such courts, (2) agree to service of such courts’ process upon them with respect to any such Action, (3) waive any objection to venue laid therein and (4) consent to service of process by registered mail, return receipt requested in accordance with and at its address set forth in Section 12.04 (as such address may be updated from time to time in accordance with the terms of Section 12.04).

(e) The Parties acknowledge and agree that the foregoing choice of law and forum provisions are the product of an arm’s-length negotiation between the Parties.

(f) Notwithstanding anything to the contrary in this Section 12.06, either Lead Party may seek, in the State or Federal courts in the City of Wilmington, Delaware, interim or provisional injunctive relief (or similar equitable relief) to maintain the status quo until such time as the designated senior management representatives of the Lead Parties resolve a dispute referred to them or an arbitration award or other remedy is entered in connection with such dispute pursuant to this Section 12.06 and, by doing so, such Lead Party does not waive any right or remedy available under this Agreement. For the avoidance of doubt, nothing in this Section 12.06 shall be read, interpreted or deemed to provide any Party with the right to receive specific performance of any previously performed Service that did not meet Specifications or otherwise modify, abrogate, or waive the provisions of Article 6.

12.07. No Implied Waiver; No Jury Trial.

Except as otherwise set forth herein, the rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver or discharge of any Claim or right under this Agreement shall be valid unless in writing and executed by the Party against whom such change, waiver or discharge is sought to be enforced, and is signed by the Primary Coordinator of each of the Parties. Any other attempted discharge or waiver shall have no effect, regardless of its form. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT ALLOWED UNDER LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

12.08. Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

12.09. Section Headings; Construction.

The headings of Articles and Sections in this Agreement and the headings in the Schedules and Exhibits attached hereto are provided for convenience only and shall not affect its construction or interpretation. With respect to any reference made in this Agreement to a Section (or Article, clause or preamble), Exhibit, or Schedule, such reference shall be to the corresponding section (or article, clause or preamble) of, or the corresponding exhibit or schedule to, this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Unless otherwise expressly provided, the words “including”, “include” and “includes” do not limit the preceding words or terms. Any reference to a specific “day” or to a period of time designated in “days” shall mean a calendar day or period of calendar days unless the day or period is expressly designated as being a Business Day or period of Business Days. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

12.10. Counterparts.

This Agreement may be executed in any number of counterparts (including via facsimile or portable document format (PDF)), each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

12.11. Relationship of the Parties.

In all matters relating to this Agreement, the Parties will be acting solely as independent contractors and will be solely responsible for the acts of their employees, officers, directors and agents. Employees, agents or contractors of one Lead Party or its Group members shall not be considered employees, agents or contractors of the other Party or any of its Group members. The Recipient Parties shall not have the right, power or authority to create any obligation, express or implied, on behalf of any Provider Party. The Provider Parties shall not have the right, power or authority to create any obligation, express or implied, on behalf of any Recipient Party, except when a Recipient Party expressly appoints a Provider Party as such Recipient Party’s agent in writing, and such Provider Party accepts such appointment in writing.

12.12. Conflict.

In the event of a conflict between the terms and conditions of this Agreement and any SLA, the terms and conditions of this Agreement shall govern, unless such SLA contains a conflicting term or condition expressly stated in the relevant section of the applicable SLA, in which case the term or condition of such SLA shall govern. In the event of a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, the provisions of this Agreement shall govern solely with respect to the subject matter hereof. In the event of a conflict between the terms and conditions of the final English version of this Agreement and the terms and conditions of any non-English version of this Agreement, the terms and conditions of the final English version shall control.

12.13. Survival of Certain Provisions.

Without prejudice to the survival of the provisions of any other agreements of the Parties, the Parties expressly agree that the provisions of Article 4 (Confidentiality); Section 5.07 (Effect of Termination); Section 5.08 (Survival of Payment Obligations); Article 6 (Limitation of Liability and Disclaimer of Warranties); Article 7 (Indemnification); Article 9 (Information Assets); and this Article 12 (Miscellaneous) shall survive any termination or expiration of this Agreement.

12.14. No Public Utility.

It is understood that no Party hereto considers another Party to be a public utility, and no Party intends by this Agreement to engage in the business of being a public utility or to enjoy any of the powers and privileges of a public utility or, by its performance of its obligations hereunder to dedicate to public or quasi-public use or purpose any of the facilities which it operates, and each Party agrees that the execution of this Agreement shall not, nor shall any performance or partial performance, be or ever deemed, asserted or urged by a Party to be a dedication to public or quasi-public use of any such facilities of another Party or as subjecting another Party to any jurisdiction or regulation as a public utility.

12.15. Supply of Services.

The Parties acknowledge and agree that this Agreement is an agreement for the supply of services and is not an agreement for the sale of goods and shall not be governed by Article 2 of the Uniform Commercial Code or the United Nations International Convention for the Sale of Goods or any analogous Legal Requirement purporting to apply to the sale of goods.

12.16. Compliance with Law.

In performing its obligations, each Party will comply with all federal, state, and local Law, ordinances, tariffs, and regulations of Governmental Bodies applicable to such Party.

12.17. Name Changes.

The Parties acknowledge that several members of the Recipient Group are expected to change their names on or after January 1, 2015. Applicable members of the Recipient Group are hereby authorized to change their names hereunder by providing written notice to Provider of such name change(s).

[ Signature page on next page ]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Time.

PROVIDER ENTITIES:

E. I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ J Kyle Addison

Printed Name:	J Kyle Addison

Title:	Senior Finance Consultant

DU PONT DE NEMOURS (BELGIUM) BVBA

By:	/s/ Geert Verhaeghe

Printed Name:	Geert Verhaeghe

Title:	Works Director, Country Leader Belgium

DUPONT DE NEMOURS (FRANCE) S.A.S.

By:	/s/ Martin Virot

Printed Name:	Martin Virot

Title:	President

DU PONT DE NEMOURS (DEUTSCHLAND) GMBH

By:	/s/ Marion Weigand, /s/ Christian Beers

Printed Name:	Marion Weigand, Christian Beers

Title:	Managing Director, Managing Director

DU PONT DE NEMOURS ITALIANA S.R.L.

By:	/s/ Luigo Coffano

Printed Name:	Luigo Coffano

Title:	Managing Director

DU PONT DE NEMOURS (NEDERLAND) B.V.

By:	/s/ Maarten Verburg

Printed Name:	Maarten Verburg

Title:	Director

DUPONT PAKISTAN OPERATIONS (PVT.) LIMITED

By:	/s/ Patrick Schriber

Printed Name:	Patrick Schriber, on behalf of Tauqir Ahmed under Power of Attorney

Title:

DUPONT POLAND SP Z.O.O.

By:	/s/ Piotr Gill, /s/ Ewa Bach

Printed Name:	Piotr Gill, Ewa Bach

Title:	Managing Director, Prokurist

DUPONT ROMANIA S.R.L.

By:	/s/ Iosif Vasile

Printed Name:	Isoif Vasile

Title:	Country Manager

DUPONT DE NEMOURS SOUTH AFRICA (PTY) LTD.

By:	/s/ Patrick Schriber

Printed Name:	Patrick Schriber, on behalf of Richard Okine under Power of Attorney

Title:

DUPONT ASTURIAS, S.L.

By:	/s/ Jose Maria Checa Cortes

Printed Name:	Jose Maria Checa Cortes

Title:	Director

DU PONT IBERICA, S.L.

By:	/s/ Jose Maria Checa Cortes

Printed Name:	Jose Maria Checa Cortes

Title:	Director

DUPONT DE NEMOURS INTERNATIONAL SARL

By:	/s/ Patrick Schriber

Printed Name:	Patrick Schriber

Title:	Director

DU PONT PRODUCTS S.A.

By:	/s/ Patrick Schriber

Printed Name:	Patrick Schriber

Title:	General Manager

DUPONT TURKIYE KIMYASAL URUNLER SANAYI VE TICARET ANONIM SIRKETI

By:	/s/ Halide Dagli Aydinlik

Printed Name:	Halide Dagli Aydinlik

Title:	Country Manager

DU PONT (U.K.) LTD.

By:	/s/ A.P. Gough

Printed Name:	A.P. Gough

Title:	Director

DUPONT S.A. DE C.V.

By:	/s/ Francisco Pinilla

Printed Name:	Francisco Pinilla

Title:	Legal Representative

DANISCO (CHINA) CO. LTD.

By:	/s/ Robin Zhang

Printed Name:	Robin Zhang

Title:	Site Manager

E. I. DU PONT CANADA COMPANY

By:	/s/ Paul Klasios

Printed Name:	Paul Klasios

Title:	Secretary

DU PONT (AUSTRALIA) PTY LTD.

By:	/s/ Heidi Macfadyen

Printed Name:	Heidi Macfadyen

Title:	Director

DU PONT CHINA HOLDING COMPANY LTD.

By:	/s/ Hsiao-Shih Su

Printed Name:	Hsiao-Shih Su

Title:	Legal Representative

DU PONT CHINA LIMITED

By:	/s/ Siu Koon Kwan

Printed Name:	Siu Koon Kwan

Title:	Director

PT DU PONT AGRICULTURAL PRODUCTS INDONESIA

By:	/s/ Viskanto Adi Prabowo

Printed Name:	Viskanto Adi Prabowo

Title:	Director

DU PONT KABUSHIKI KAISHA

By:	/s/ Yoshiyuki Tanaka

Printed Name:	Yoshiyuki Tanaka

Title:	Representative Director and President

DU PONT (KOREA) INC.

By:	/s/ Heung Sik Park

Printed Name:	Heung Sik Park

Title:	President

DUPONT MALAYSIA SDN BHD

By:	/s/ Ong Ewe Hock

Printed Name:	Ong Ewe Hock

Title:	Managing Director

DU PONT FAR EAST (PHILIPPINES BRANCH)

By:	/s/ Michael J. Foster

Printed Name:	Michael J. Foster

Title:	Director

DU PONT COMPANY (SINGAPORE) PTE LTD.

By:	/s/ Lim Cher Tong

Printed Name:	Lim Cher Tong

Title:	Director

DU PONT TAIWAN LIMITED

By:	/s/ Clint Huang

Printed Name:	Clint Huang

Title:	President

DUPONT (THAILAND) LIMITED

By:	/s/ Siripom Wattanaphichet, /s/ Nitdiaree Jarutasauee

Printed Name:	Siripom Wattanaphichet, Nitdiaree Jarutasauee

Title:	Directors

DU PONT ARGENTINA S.R.L.

By:	/s/ Juan Manuel Vaquer

Printed Name:	Juan Manuel Vaquer

Title:	President

DU PONT DO BRASIL S.A.

By:	/s/ Haydee Oliveira Moreira, /s/ Claudia Pohlmann

Printed Name:	Haydee Oliveira Moreira, Claudia Pohlmann

Title:	LAS FS&RE Manager DuPont do Brasil, Directora de Recursos Humanos

DU PONT DE COLOMBIA, S.A.

By:	/s/ Camilo Gutiérrez Cancino

Printed Name:	Camilo Gutiérrez Cancino

Title:	Legal Representative

SEMILLAS PIONEER CHILE LTDA.

By:	/s/ Alvaro Izaguirre

Printed Name:	Alvaro Izaguirre

Title:	Legal Representative

RECIPIENT ENTITIES:

THE CHEMOURS COMPANY

By:	/s/ Nigel Pond

Printed Name:	Nigel Pond

Title:	Vice President

THE CHEMOURS COMPANY TT, LLC

By:	/s/ Nigel Pond

Printed Name:	Nigel Pond

Title:	Vice President

THE CHEMOURS COMPANY (AUSTRALIA) PTY LTD

By:	/s/ Ruth Pattison

Printed Name:	Ruth Pattison

Title:	Director

THE CHEMOURS (CHANGSHU) FLUORO TECHNOLOGY CO., LTD

By:	/s/ Jiang Li

Printed Name:	Jiang Li

Title:	Legal Representative

THE CHEMOURS CHEMICAL SHANGHAI CO. LTD.

By:	/s/ Jiang Li

Printed Name:	Jiang Li

Title:	Legal Representative

CHEMOURS HONG KONG HOLDING LIMITED

By:	/s/ Fung Wai Kong

Printed Name:	Fung Wai Kong

Title:	Director

CHEMOURS KABUSHIKI KAISHA

By:	/s/ Kazunori Imai

Printed Name:	Kazunori Imai

Title:	President and Representative Director

CHEMOURS KOREA INC.

By:	/s/ Tae Sung Kim

Printed Name:	Tae Sung Kim

Title:	President

THE CHEMOURS MALAYSIA SDN BHD

By:	/s/ Gerald Tan

Printed Name:	Gerald Tan

Title:	Country Leader

THE CHEMOURS COMPANY SINGAPORE PTE. LTD.

By:	/s/ Lim Cher Tong

Printed Name:	Lim Cher Tong

Title:	Director

CHEMOURS TITANIUM TECHNOLOGIES (TAIWAN) LTD.

By:	/s/ Frank Lin

Printed Name:	Frank Lin

Title:	President

THE CHEMOURS (TAIWAN) COMPANY LIMITED

By:	/s/ Y.C. Chen

Printed Name:	Y.C. Chen

Title:	President

THE CHEMOURS (THAILAND) COMPANY LIMITED

By:	/s/ Siriporn Wattanaphichet, /s/ Nitcharee Jarutsanee

Printed Name:	Siriporn Wattanaphichet, Nitcharee Jarutsanee

Title:	Director, Director

CHEMOURS BELGIUM BVBA

By:	/s/ Bernard Delhaye

Printed Name:	Bernard Delhaye

Title:	Director

CHEMOURS FRANCE SAS

By:	/s/ Martin Stephan

Printed Name:	Martin Stephan

Title:	President

CHEMOURS DEUTSCHLAND GMBH

By:	/s/ Peter Friedhelm Wulf

Printed Name:	Peter Friedhelm Wulf

Title:	Managing Director

CHEMOURS ITALY S.R.L.

By:	/s/ Diego Negri

Printed Name:	Diego Negri

Title:	Managing Director

CHEMOURS NETHERLANDS BV

By:	/s/ Natasja van den Kieboom

Printed Name:	Natasja van den Kieboom

Title:	Director

DORDRECHT ENERGY SUPPLY COMPANY (DESCO) C.V.

By:	/s/ P.G. van Uden

Printed Name:	P.G. van Uden

Title:	Director

CHEMOURS SPAIN S.L.

By:	/s/ Flavia-Monica Gavrus

Printed Name:	Flavia-Monica Gavrus

Title:	Country Controller

CHEMOSWED AB

By:	/s/ D.S. Mallard

Printed Name:	D.S. Mallard

Title:	Managing Director

CHEMOURS INTERNATIONAL OPERATIONS SÀRL

By:	/s/ Jose Luis Badia

Printed Name:	Jose Luis Badia

Title:	Director

CHEMOURS SERVICES SÀRL

By:	/s/ Jose Luis Badia

Printed Name:	Jose Luis Badia

Title:	Director

CHEMOURS TR KIMYASAL URUNLER LIMITED SIRKETI

By:	/s/ Halide Dagli Aydinlik

Printed Name:	Halide Dagli Aydinlik

Title:	General Manager

ANTEC INTERNATIONAL LTD.

By:	/s/ A.P. Gough

Printed Name:	A.P. Gough

Title:	Director

THE CHEMOURS COMPANY S.R.L.

By:	/s/ Juan Manuel Vaquer

Printed Name:	Juan Manuel Vaquer

Title:	President

THE CHEMOURS COMPANY INDÚSTRIA E COMÉRCIO DE PRODUCTOS QUÍMICOS LIMITIDA

By:	/s/ Antonio Mori

Printed Name:	Antonio Mori

Title:	Director Presidente

THE CHEMOURS COMPANY CHILE LIMITADA

By:	/s/ Alvaro Izaguirre, /s/ Gonzalo Quesada

Printed Name:	Alvaro Izaguirre, Gonzalo Quesada

Title:	Legal Representatives

THE CHEMOURS COMPANY COLOMBIA S.A.S.

By:	/s/ Daniel Fernandez

Printed Name:	Daniel Fernandez

Title:	Legal Representative

INITIATIVES/ DE MEXICO. S.A. DE C.V.

By:	/s/ Pedro Guillermo Marin Avila

Printed Name:	Pedro Guillermo Marin Avila

Title:	Legal Representative

THE CHEMOURS COMPANY MEXICANA S. DE R.L. DE C.V.

By:	/s/ Pedro Guillermo Marin Avila

Printed Name:	Pedro Guillermo Marin Avila

Title:	Legal Representative

THE CHEMOURS COMPANY MEXICO, S. DE R.L. DE C.V.

By:	/s/ Pedro Guillermo Marin Avila

Printed Name:	Pedro Guillermo Marin Avila

Title:	Legal Representative

THE CHEMOURS COMPANY SERVICIOS, S. DE R.L. DE C.V.

By:	/s/ Pedro Guillermo Marin Avila

Printed Name:	Pedro Guillermo Marin Avila

Title:	Legal Representative

THE CHEMOURS CANADA COMPANY

By:	/s/ Sacha Debleds

Printed Name:	Sacha Debleds

Title:	Strategic Planning and Business Integration Leader

FIRST CHEMICAL TEXAS

By:	/s/ James L. Withrow

Printed Name:	James L. Withrow

Title:	Global Business & Market Director

FIRST CHEMICAL CORP

By:	/s/ James. L. Withrow

Printed Name:	James. L. Withrow

Title:	Global Business & Market Director

INTERNATIONAL DIOXIDE

By:	/s/ Min Chao

Printed Name:	Min Chao

Title:	President

THE CHEMOURS COMPANY FC, LLC

By:	/s/ Nigel Pond

Printed Name:	Nigel Pond

Title:	Vice President